Exhibit 99.1

Nancy J. Wysenski Joins Dova Pharmaceuticals’ Board of Directors

DURHAM, NC, June 25, 2018 — Dova Pharmaceuticals, Inc. (NASDAQ: DOVA) today announced that Nancy J. Wysenski will join Dova’s Board of Directors effective immediately. In addition to her board responsibilities, Ms. Wysenki will also serve on both the Compensation Committee and the Nominating and Corporate Governance Committee.

“We are delighted to welcome Nancy to our Board of Directors.  Her extensive commercial experience in the hepatology space will be invaluable as we continue with the launch of DOPTELET®,” said Alex C. Sapir, President and Chief Executive Officer. “Nancy’s experience launching Incivek® and Kalydeco® highlighted the importance of patient access and reimbursement.  The Incivek launch was considered by many to be the most successful drug launch in U.S. history.”

“I believe in the clinical benefits and the commercial potential of DOPTELET, and I look forward to working with the Board, management team, and all of Dova’s employees as they continue their commercial launch efforts. Dova’s passion and experience coupled with DOPTELET’S profile has the potential to transform the way patients with chronic liver disease increase their platelets prior to a medical or dental procedure.  I look forward to being part of that transformation,” said Ms. Wysenski.

Ms. Wysenski has over 30 years of commercial and sales leadership in the pharmaceutical industry and is currently a member of the Board of Directors of Alkermes Pharmaceuticals and Tetraphase Pharmaceuticals.  From December 2009 through June 2012, Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals. Under her leadership, the company grew from 40 to 400 employees and launched two products, including Incivek. Prior to joining Vertex, she served as Chief Operating Officer of Endo Pharmaceuticals, where she led sales, marketing, commercial operations, supply chain management, human resources, and various business development initiatives. Prior to her role at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. Before joining EMD Pharmaceuticals, she held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc.  Ms. Wysenski is also a founder of the Research Triangle Park Chapter of the Healthcare Businesswomen’s Association and served on the Board of Trustees of North Carolina Central University for seven years.

Ms. Wysenski received her BSN in Nursing from Kent State University and her M.B.A. from Baldwin-Wallace College.

INDICATION: DOPTELET (avatrombopag) is indicated for the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure.

IMPORTANT SAFETY INFORMATION FOR DOPTELET

Warnings and Precautions: DOPTELET is a thrombopoietin (TPO) receptor agonist and TPO receptor agonists have been associated with thrombotic and thromboembolic complications in patients with chronic liver disease. Portal vein thrombosis has been reported in patients with chronic liver disease treated with TPO receptor agonists. In the ADAPT-1 and ADAPT-2 clinical trials, there was 1 treatment-emergent event of portal vein thrombosis in a patient (n=1/430) with chronic liver disease and thrombocytopenia treated with DOPTELET. Consider the potential increased thrombotic risk when administering DOPTELET to patients with known risk factors for thromboembolism, including genetic prothrombotic conditions (Factor V Leiden, Prothrombin 20210A, Antithrombin deficiency or Protein C or S deficiency).

DOPTELET should not be administered to patients with chronic liver disease in an attempt to normalize platelet counts.

Contraindications:  None

Adverse Reactions: The most common adverse reactions (>3%) were: pyrexia, abdominal pain, nausea, headache, fatigue, and edema peripheral.

Please see Full Prescribing Information at www.DOPTELET.com

About Dova Pharmaceuticals, Inc.

Dova is a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for rare diseases where there is a high unmet need, with an initial focus on addressing thrombocytopenia. Dova’s proprietary pipeline includes one commercial product, DOPTELET, for the treatment of thrombocytopenia in adult patients with chronic liver disease scheduled to undergo a procedure.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “anticipated”, “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Dova’s current beliefs and expectations.  These forward-looking statements include expectations regarding the potential U.S. launch for avatrombopag in patients with CLD who are scheduled to undergo a procedure and the clinical development of avatrombopag for other indications.  These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements.  Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, increased regulatory requirements, Dova’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Dova’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (SEC) on February 16, 2018, and Dova’s other periodic reports filed with the SEC.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Dova as of the date of this release, and Dova assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Mark W. Hahn
(919) 338-7936
mhahn@dova.com

Westwicke Partners
John Woolford
(443) 213-0506
john.woolford@westwicke.com